Exhibit (a)(1)(i)

The Offer to Purchase

MAN LONG SHORT FUND

Citi Fund Services, Ohio, Inc.

3435 Stelzer Road

Columbus, Ohio 43219

DATED AUGUST 27, 2012

OFFER TO PURCHASE UP TO $4,820,467 OF OUTSTANDING

SHARES AT NET ASSET VALUE

THE OFFER WILL EXPIRE AT

MIDNIGHT, EASTERN STANDARD TIME, ON SEPTEMBER 25, 2012,

UNLESS THE OFFER IS EXTENDED

To the Shareholders of Man Long Short Fund:

ON AUGUST 1, 2012, THE BOARD OF TRUSTEES OF THE FUND (THE “BOARD OF TRUSTEES”) APPROVED THE LIQUIDATION OF THE FUND AND ADOPTED THE PLAN OF LIQUIDATION, DISSOLUTION AND TERMINATION (THE “PLAN”), PURSUANT TO WHICH THE FUND WILL LIQUIDATE AND DISSOLVE IN ACCORDANCE WITH THE TERMS AND CONDITIONS THEREOF. THE BOARD OF TRUSTEES DETERMINED THAT THE FUND MAY NOT BE ABLE IMMEDIATELY TO LIQUIDATE ALL OF ITS ASSETS AND DISTRIBUTE THE PROCEEDS TO SHAREHOLDERS OF THE FUND (THE “SHAREHOLDERS”) BECAUSE CERTAIN OF THE INVESTMENTS OF THE FUND MAY BE SUBJECT TO LIQUIDITY RESTRICTIONS. ACCORDINGLY, IT IS ANTICIPATED THAT THE FUND MAY BE REQUIRED TO HOLD CERTAIN OF ITS ASSETS FOR AN EXTENDED PERIOD, IN WHICH CASE THE LIQUIDATION OF THE FUND MAY CORRESPONDINGLY BE DELAYED. THE FUND IS MAKING THE OFFER IN ORDER TO PROVIDE SHAREHOLDERS WITH AN OPPORTUNITY TO HAVE THEIR SHARES REPURCHASED AS SOON AS PRACTICABLE WITHOUT HAVING TO WAIT FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND. FOLLOWING THE VALUATION DATE (AS DEFINED BELOW), THE FUND DOES NOT INTEND TO MAKE ANY FURTHER OFFERS TO PURCHASE SHARES. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OFFER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND. ALTHOUGH MAN INVESTMENTS (USA), LLC (THE “ADVISER”) INTENDS TO LIQUIDATE THE UNDERLYING INVESTMENTS OF THE FUND, CERTAIN INVESTMENTS MAY NOT BE LIQUIDATED FOR AN EXTENDED PERIOD OF TIME. AS A RESULT, SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OFFER WILL BE EXPOSED TO THE INVESTMENT RETURN (WHETHER POSITIVE OR NEGATIVE) OF A POSSIBLY LIMITED PORTFOLIO AND THE PERFORMANCE OF THE FUND MAY BE INCREASINGLY VOLATILE. IN ADDITION, SUCH A LIMITED

PORTFOLIO MAY BE MORE DIFFICULT TO ACCURATELY VALUE DUE TO THE ILLIQUIDITY OF UNDERLYING INVESTMENTS.

FOLLOWING THE EXPIRATION OF THE OFFER, THE FUND INTENDS PROMPTLY TO DEREGISTER UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT), AND TO OPERATE AS A PRIVATE INVESTMENT FUND DURING THE REMAINDER OF THE LIQUIDATION AND DISSOLUTION PROCESS. ACCORDINGLY, AFTER THAT TIME THE FUND WILL NOT BE SUBJECT TO THE RESTRICTIONS AND REQUIREMENTS OF THE 1940 ACT AND THE RULES THEREUNDER. ALTHOUGH THE FUND IS OFFERING TO PURCHASE SHARES IN AN AMOUNT UP TO THE FULL NET ASSET VALUE OF THE FUND, AS SET OUT BELOW, THE ADVISER OR AN AFFILIATE DOES NOT INTEND TO TENDER ANY OF ITS INTERESTS IN THE FUND, AND THE ADVISER OR ONE OR MORE OF ITS AFFILIATES ARE EXPECTED TO REMAIN SHAREHOLDERS OF THE FUND UNTIL THE CONCLUSION OF THE LIQUIDATION PROCESS. AS A RESULT, THE REMAINING SHAREHOLDER(S) WILL BE SUBJECT TO ANY GAINS OR ANY LOSSES IN THE FUND’S PORTFOLIO DURING LIQUIDATION.

Man Long Short Fund, a Delaware statutory trust (the “Fund”), is offering to purchase for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the “Offer”), Shares in an amount up to the full net asset value of the Fund, as of September 30, 2012. As of July 31, 2012 the full net asset value of the Fund was $9.4009 for Advisor Class and $9.4590 for Broker Class. That value will likely change when the Fund’s net asset value is calculated as of September 30, 2012 and accordingly, the final offer amount may be more or less than $9.4009 for Advisor Class and $9.4590 for Broker Class. (As used in this Offer, the term “Share” or “Shares” as the context requires, shall refer to the shares of beneficial interest in the Fund and portions thereof representing beneficial interests in the Fund and includes all of a Shareholder’s Shares). This Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to strict restrictions on transferability.

Shareholders should realize that the value of the Shares tendered in this Offer likely will change between July 31, 2012 (the last time net asset value was calculated) and September 30, 2012, when the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of such Shares. Shareholders tendering their Shares should also note that they will remain Shareholders in the Fund, with respect to the Shares tendered and accepted for purchase by the Fund, through September 30, 2012, the valuation date of the Offer when the net asset value of their Shares is calculated. Any tendering Shareholders that wish to obtain the estimated net asset value of their Shares should contact the Fund, at the telephone numbers or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 6:00 p.m., Eastern Standard Time.

Shareholders desiring to tender all of their Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth in Section 4, below.

IMPORTANT

THE BOARD OF TRUSTEES AND THE ADVISER URGE ALL SHAREHOLDERS TO CAREFULLY CONSIDER THE OFFER ON THE BASIS OF THE ABOVE CONSIDERATIONS AND RECOMMEND THAT THEY PARTICIPATE IN THE OFFER IF THEY WOULD LIKE TO LIQUIDATE THEIR INVESTMENT IN THE FUND AT THE PRESENT TIME AND DO NOT WISH TO WAIT AN INDETERMINATE AMOUNT OF TIME FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to:

Man Long Short Fund

Citi Fund Services, Ohio, Inc.

3435 Stelzer Road

Columbus, Ohio 43219

Phone: (888) 335-1244

Fax: (866) 578-5954

TABLE OF CONTENTS

1.	SUMMARY TERM SHEET	5

2.	BACKGROUND AND PURPOSE OF THE OFFER	7

3.	OFFER TO PURCHASE AND PRICE	7

4.	AMOUNT OF TENDER	8

5.	PROCEDURE FOR TENDERS	8

6.	WITHDRAWAL RIGHTS	8

7.	REPURCHASES AND PAYMENT	9

8.	CERTAIN CONDITIONS OF THE OFFER	9

9.	CERTAIN INFORMATION ABOUT THE FUND	10

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES	11

11.	MISCELLANEOUS	12

SUMMARY TERM SHEET

•

On August 1, 2012, the Board of Trustees of Man Long Short (hereinafter “we” or the “Fund”) (“Board of Trustees”) approved the liquidation of the Fund and adopted the Plan of Liquidation, Dissolution and Termination (the “Plan”), pursuant to which the Fund will liquidate and dissolve in accordance with the terms and conditions thereof. The Fund may not be able immediately to liquidate all of its assets and distribute the proceeds to Shareholders because certain of the Fund’s investments may be subject to liquidity restrictions. Accordingly, it is anticipated that the Fund may be required to hold certain of its assets for an extended period, in which case the liquidation of the Fund may correspondingly be delayed. The Fund is making the Offer in order to provide Shareholders with an opportunity to have their Shares (as defined below) repurchased as soon as practicable without having to wait for the final liquidation and dissolution of the Fund. Following the Valuation Date (as defined below), the Fund does not intend to make any further offers to purchase Shares. Shareholders who do not participate in the Offer will have no liquidity until the final liquidation and dissolution of the Fund. Although the Adviser intends to liquidate the underlying investments of the Fund as promptly as practicable, certain investments may not be liquidated for an extended period of time. As a result, Shareholders who do not participate in the Offer will be exposed to the investment return (positive or negative) of a possibly limited portfolio and the performance of the Fund may be increasingly volatile. In addition, such a limited portfolio may be more difficult to accurately value due to the illiquidity of underlying investments.

•

As stated in the Prospectus, the Fund will repurchase your shares of beneficial interest (“Shares”) at their net asset value (that is, the value of the Fund’s assets minus its liabilities, multiplied by the proportionate interest in the Fund of all of your Shares). This offer (the “Offer”) will remain open until 5:00 p.m., Eastern Time, on September 25, 2012 unless the Offer is extended (the “Expiration Date”). The net asset value will be calculated for this purpose on September 30, 2012 (the “Valuation Date”). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

•	You may only tender all of your Shares.

•

If a Shareholder’s tender is accepted, the Fund will generally pay the value of the Shares repurchased promptly after the Valuation Date. The amount that a Shareholder may expect to receive on the repurchase of the Shareholder’s Shares will be the value of those Shares determined on the Valuation Date based on the net asset value of the Fund’s assets as of the Valuation Date.

•	Payments will generally be made in cash equal to the value of the Shares repurchased.

•	If we accept the tender of all of your Shares, we will pay the proceeds from cash on hand.

Following this summary is a formal notice of our offer to repurchase your Shares. Our offer remains open to you until 5:00 p.m., Eastern Time, on September 25, 2012, the expected expiration date of the Offer. Until that time, you have the right to change your mind and withdraw any tender of your Shares.

•

If you would like us to repurchase all of your Shares, you should (i) mail the Letter of Transmittal (enclosed with the Offer), to the Fund, c/o Citi Fund Services, Ohio, Inc., 3435 Stelzer Road, Columbus, Ohio 43219; or (ii) fax it to Citi at (866) 578-5954, so that it is received before 5:00 p.m., Eastern Standard Time, on September 25, 2012. IF YOU FAX THE LETTER OF TRANSMITTAL, YOU SHOULD MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO THE FUND PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON SEPTEMBER 25, 2012). Of course, the value of your Shares likely will change between the last time net asset value was calculated and the Valuation Date.

•

If you would like to obtain the estimated net asset value of your Shares, which we calculate monthly, based upon the information we receive from the managers of the investment funds in which we invest, you may contact us at (888) 335-1244 or at the address listed above on page 3, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 6:00 p.m. (Eastern Standard Time).

•

Please note that just as you have the right to withdraw the tender of your Shares, we have the right to cancel, amend or postpone this Offer at any time before 5:00 pm, Eastern Standard Time, on September 25, 2012. Also realize that although the Offer expires on September 25, 2012, you will remain a Shareholder of the Fund with respect to the Shares you tendered that are accepted for purchase by the Fund through the Valuation Date.

1.	BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to Shareholders, as contemplated by and in accordance with the procedures set forth in the Fund’s Prospectus in liquidation of the Fund.

THE BOARD OF TRUSTEES HAS APPROVED THE LIQUIDATION AND DISSOLUTION OF THE FUND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE PLAN. THE FUND IS MAKING THE OFFER IN ORDER TO PROVIDE SHAREHOLDERS WITH AN OPPORTUNITY TO HAVE THEIR SHARES REPURCHASED AS SOON AS PRACTICABLE WITHOUT HAVING TO WAIT FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND. FOLLOWING THE VALUATION DATE, THE FUND DOES NOT INTEND TO MAKE ANY FURTHER OFFERS TO PURCHASE SHARES. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OFFER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares. Shareholders that retain their Shares may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification, as well as total illiquidity until final liquidation.

The Adviser or an affiliate, as an investor in the Fund, will not participate in the repurchase offer, and is expected to continue to hold an investment in the Fund until final liquidation of the Fund’s assets.

Shares that are tendered to the Fund in connection with this Offer will be retired. The Fund will not accept subscriptions for additional Shares.

2.	OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer, repurchase Shares that are tendered by Shareholders and not withdrawn (in accordance with Section 5 below) prior to the Expiration Date, in an amount up to the full net asset value of the Fund, as of September 30, 2012. As of July 31, 2012, the full net asset value of the Fund was $9.4009 for Advisor Class and $9.4590 for Broker Class. That value will likely change when the Fund’s net asset value is calculated as of September 30, 2012 and accordingly, the final offer amount may be more or less than $9.4009 for Advisor Class and $9.4590 for Broker Class. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below.

The purchase price of a Share tendered will be its net asset value on the Valuation Date, payable as set forth in Section 6. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

SHAREHOLDERS MAY OBTAIN MONTHLY NET ASSET VALUE INFORMATION, UNTIL THE EXPIRATION OF THE OFFER, BY CONTACTING THE FUND AT THE TELEPHONE NUMBERS OR ADDRESS SET FORTH ON PAGE 3, MONDAY THROUGH FRIDAY, EXCEPT HOLIDAYS, DURING NORMAL BUSINESS HOURS OF 9:00 A.M. TO 6:00 P.M., EASTERN STANDARD TIME.

3.	AMOUNT OF TENDER.

A Shareholder may only tender all or none of its Shares. The Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered.

The Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

4.	PROCEDURE FOR TENDERS.

Shareholders wishing to tender Shares pursuant to the Offer should mail or fax a completed and executed Letter of Transmittal to the Fund, at the address set forth on page 3, or fax a completed and executed Letter of Transmittal, at the fax number set forth on page 3. The completed and executed Letter of Transmittal must be received, either by mail or by fax, no later than the Expiration Date. Please note that, as set forth in the Letter of Transmittal, if a Shareholder invests through a financial intermediary, the intermediary may require alternate instructions. Shareholders should contact their intermediary for more information.

The Fund recommends that all documents be submitted via certified mail, return receipt requested, or by facsimile transmission with confirmation of successful transmission. A Shareholder choosing to fax a Letter of Transmittal must also send or deliver the original completed and executed Letter of Transmittal promptly thereafter. Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the Fund at the address or telephone numbers set forth on page 3. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares including, but not limited to, the failure to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Share or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor its agents shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5.	WITHDRAWAL RIGHTS.

Any Shareholder tendering Shares pursuant to this Offer may withdraw its tender at any time prior to or on the Expiration Date. To be effective, any notice of withdrawal of a tender must be timely received at the address or fax numbers set forth on page 3. A form to give notice of withdrawal of a tender is available by calling the Fund at the telephone number indicated on page

3. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. A tender of Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

6.	REPURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted (and thereby repurchased) Shares that are tendered as, if, and when, it gives written notice to the tendering Shareholder of its election to repurchase such Shares.

Shareholders may only tender all or none of their Shares. The tendering Shareholder will be paid an amount equal to the net asset value of the Shareholder’s capital account determined as of the Valuation Date and will be based upon the net asset value of the Fund’s assets as of that date, after giving effect to all allocations to be made as of that date.

If a Shareholder’s tender is accepted, the Fund will generally pay Shareholders who have tendered Shares a payment equal to the net asset value of the Shares repurchased promptly after the Valuation Date. The amount that a Shareholder may expect to receive on the repurchase of the Shareholder’s Shares will be the net asset value of those Shares determined as of the Valuation Date based on the net asset value of the Fund’s assets as of that date.

Payments will generally be made in cash equal to the value of the Shares repurchased. However, in the sole discretion of the Board, the proceeds of repurchases of Shares may be paid by the in-kind distribution of securities held by the Fund, or partly in cash and partly in-kind. The Fund does not expect to distribute securities in-kind except in an unusual circumstance, such as in the unlikely event that the Fund does not have sufficient cash to pay for Shares that are repurchased or if making a cash payment would result in a material adverse effect on the Fund or on Shareholders not tendering Shares for repurchase.

It is expected that cash payments for Shares acquired pursuant to the Offer will be derived from: (a) cash on hand; (b) a simultaneous repurchase of interests in the pooled investment vehicles in which the Fund invests; and/or (c) possibly borrowings, as described below. The Fund may borrow funds to purchase Shares tendered in connection with the Offer. The Fund, in its sole discretion, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, may decide to finance any portion of the purchase price, subject to compliance with applicable law, through borrowings.

7.	CERTAIN CONDITIONS OF THE OFFER.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of

Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to repurchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Fund’s Board, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities, terrorist action or other international or national calamity or Acts of God directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were purchased; or (c) the Fund’s Board determines that it is not in the best interests of the Fund to purchase Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8.	CERTAIN INFORMATION ABOUT THE FUND.

The Fund is organized as a Delaware statutory trust and the principal office of the Fund is located at 452 Fifth Avenue, 25th Floor, New York, NY 10018. The Fund’s telephone number is (888) 335-1244. Shares are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Declaration of Trust.

ON AUGUST 1, 2012 THE BOARD OF TRUSTEES APPROVED AND ADOPTED THE PLAN, PURSUANT TO WHICH THE FUND WILL LIQUIDATE AND DISSOLVE IN ACCORDANCE WITH THE TERMS AND CONDITIONS THEREOF. THE FUND MAY NOT BE ABLE IMMEDIATELY TO LIQUIDATE ALL OF ITS ASSETS AND DISTRIBUTE THE PROCEEDS TO SHAREHOLDERS BECAUSE CERTAIN OF THE INVESTMENTS OF THE FUND MAY BE SUBJECT TO LIQUIDITY RESTRICTIONS. ACCORDINGLY, THE FUND MAY BE REQUIRED TO HOLD CERTAIN OF ITS ASSETS FOR AN EXTENDED PERIOD, IN WHICH CASE THE LIQUIDATION OF THE FUND MAY CORRESPONDINGLY BE DELAYED. THE FUND IS MAKING THE OFFER IN ORDER TO PROVIDE SHAREHOLDERS WITH AN OPPORTUNITY TO HAVE THEIR SHARES REPURCHASED AS SOON AS PRACTICABLE WITHOUT HAVING TO WAIT FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND. FOLLOWING THE VALUATION DATE, THE FUND DOES NOT INTEND TO MAKE ANY FURTHER OFFERS TO PURCHASE SHARES. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OFFER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND. ALTHOUGH THE ADVISER INTENDS TO LIQUIDATE

THE UNDERLYING INVESTMENTS OF THE FUND AS PROMPTLY AS PRACTICABLE, CERTAIN INVESTMENTS MAY NOT BE LIQUIDATED FOR AN EXTENDED PERIOD OF TIME. AS A RESULT, SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OFFER WILL BE EXPOSED TO THE INVESTMENT RETURN (WHETHER POSITIVE OR NEGATIVE) OF A POSSIBLY LIMITED PORTFOLIO AND THE PERFORMANCE OF THE FUND MAY BE INCREASINGLY VOLATILE. IN ADDITION, SUCH A LIMITED PORTFOLIO MAY BE MORE DIFFICULT TO ACCURATELY VALUE DUE TO THE ILLIQUIDITY OF UNDERLYING INVESTMENTS.

FOLLOWING THE EXPIRATION OF THE OFFER, THE FUND INTENDS PROMPTLY TO DEREGISTER UNDER THE 1940 ACT AND TO OPERATE AS A PRIVATE INVESTMENT FUND DURING THE REMAINDER OF THE LIQUIDATION AND DISSOLUTION PROCESS. ACCORDINGLY, AFTER THAT TIME THE FUND WILL NOT BE SUBJECT TO THE RESTRICTIONS AND REQUIREMENTS OF THE 1940 ACT AND THE RULES THEREUNDER. ALTHOUGH THE FUND IS OFFERING TO PURCHASE SHARES IN AN AMOUNT UP TO THE FULL NET ASSET VALUE OF THE FUND, THE ADVISER OR AN AFFILIATE DOES NOT INTEND TO TENDER ANY OF ITS INTERESTS IN THE FUND, AND THE ADVISER OR ONE OR MORE OF ITS AFFILIATES ARE EXPECTED TO REMAIN SHAREHOLDERS OF THE FUND UNTIL THE CONCLUSION OF THE LIQUIDATION PROCESS. AS A RESULT, THE REMAINING SHAREHOLDER(S) WILL BE SUBJECT TO ANY GAINS OR ANY LOSSES IN THE FUND’S PORTFOLIO DURING LIQUIDATION.

9.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Shares by the Fund from Shareholders pursuant to the Offer. Shareholders should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer.

In general, a Shareholder from which Shares are repurchased by the Fund will be treated as receiving a distribution from the Fund. Such Shareholder generally will not recognize income or gain as a result of the repurchase, except to the extent (if any) that the amount of consideration received by the Shareholder exceeds such Shareholder’s then adjusted tax basis in such Shareholder’s Shares.

A Shareholder’s basis in such Shareholder’s Shares will be reduced (but not below zero) by the amount of consideration received by the Shareholder from the Fund in connection with the repurchase of such Share. A Shareholder’s basis in such Shareholder’s Shares will be adjusted for income, gain or loss allocated (for tax purposes) to such Shareholder for periods prior to the purchase of such Shares. Cash distributed to a Shareholder in excess of the adjusted tax basis of such Shareholder’s Shares is taxable as capital gain or ordinary income, depending on the circumstances. If the Fund purchases a Shareholder’s Shares, the Shareholder may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Shareholder’s then adjusted tax basis in such Shareholder’s Share.

10.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.